EXHIBIT 99.1

TX HOLDINGS ACQUIRES REMAINING 25% WORKING INTEREST IN PARKS LEASE
LOCATED IN CALLAHAN COUNTY, TEXAS

COMPANY ALSO PURCHASES 2 ACRES OF LAND WITH 2400 SQUARE FOOT STORAGE
FACILITY NEXT TO LEASE

Ashland, KY. February 3rd, 2011 - TX Holdings, Inc. (OTCBB: TXHG), an oil and gas operator and exploration company announces today that it has acquired the remaining 25% working interest in its Parks Lease located in Callahan County, Texas. The Company now has 100% total working interest in this lease. Under the terms of the purchase TX Holdings relinquishes the 8.5% working interest the Company owned in the Contract Area 1 lease located in Eastland County, Texas.

For this consideration the Company paid a total of $10,000.00. This purchase now gives TX Holdings 100% of the revenue the Parks lease is currently generating that allows the Company more leverage in future expansion. The Parks Lease is currently producing between 60 to 90 barrels of oil per month. The Company fully expects to increase this to 150 or 200 barrels of oil per month before the years end.

In addition to the lease purchase, TX Holdings has also purchased an additional 2 acres with 2400 Square foot of storage facilities on the property. The specific property purchased is described as lots 1-12, block 28 located in the Town of Putnam, Texas in close proximity to the Parks Lease. The property will be used for secure storage of the Company's equipment used for maintenance and drilling.

TX Holdings remains committed to further developing the field while continuing its research for additional prospects that meet the profile that management has identified. The Company's ongoing commitment to increase shareholder value through merger and acquisitions and joint venture opportunities has resulted in discussions with several significant acquisition candidates that could provide TX Holdings with exponential growth and positive outlook for 2011. For more detailed information please visit the Company's Web page at: www.txholdings.com

ABOUT TX HOLDINGS, INC.

TX Holdings objective is to develop oil and gas fields that were under developed in the 1970's due to oversight and antiquated extraction methods used during the original development of the wells at that time. Most of these reserves are now accessible and identifiable with modern production methods using high-tech data accumulation and analysis capabilities.

The Parks Lease is 320-acres and currently has 22 shallow wells. TX Holdings now has 100% working interest in this lease. To date we have reactivated 12 wells, 10 producers and 2 injectors. The current production averages 60-90 barrels a month. We are in the middle of a work-over and reactivation program to increase production. We anticipate 200-250 barrels per month within the next 12 months

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the Private securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Henry Harrison
IR Pro 2.0
407-682-2001
hharrison@insidewallstreet.com
www. irprpro .com